Exhibit 10.2

RUDOLPH TECHNOLOGIES
RESTATED AMD AMENDED MANAGEMENT AGREEMENT

THIS MANAGEMENT AGREEMENT (the “Agreement”) is made as of July 24, 2000 (the “Effective Date”), as restated and amended through July 29, 2014, by and among Rudolph Technologies (“Technologies” or the “Company”), a Delaware corporation, and Steven R. Roth (“Executive”).

WHEREAS, Executive desires to be employed as an Officer of Technologies, and Technologies desires to employ Executive Officer and to be assured of its right to his services on the terms and conditions hereinafter set forth, and Executive is willing to agree to such employment on such terms and conditions:

NOW, THEREFORE, the Company and Executive agree as follows:

1.	Definitions. As used herein, the following terms shall have the following meanings:

“Board” means the Company’s board of directors.

“Cause” means the determination by the Board, in the exercise of its good faith judgment, that: (a) Executive has committed a fraud, felony or other serious act of moral turpitude; or (b) Executive has breached his duty of loyalty to the Company or its Subsidiaries; or (c) Executive has committed a material breach of this Agreement. A termination for Cause may be made effective on five (5) days written notice to the Executive from the Company. A termination for Cause shall not take effect unless, and Executive’s employment with the Company shall continue while, these provisions for a Cause termination are complied with. Executive shall be given written notice by the Company of its intention to terminate him for Cause, such notice (A) to follow a good faith investigation by the Company into the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based, (B) to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based, and (C) to be given within sixty (60) days of the Company’s learning of such act or acts or failure or failures to act. Executive shall have thirty (30) days after the date that such written notice has been given to him in which to seek to remedy such matter. If he fails to remedy such matter, Executive shall be entitled to a hearing before the Board at which Executive (with legal counsel, if Executive so wishes) is entitled to appear. Such hearing shall be held within fifteen (15) days of the end of the foregoing thirty (30) day remedy period, provided Executive requests such hearing in writing within such thirty (30) day period. If following such hearing (or, if no hearing is so requested, following the end of the thirty (30) day remedy period), the Board furnishes to the Executive written notice and confirms that, in its good faith judgment, grounds for Cause on the basis of the original notice exist, the termination for Cause shall be effective five (5) days following the date of such subsequent notice.

“Good Reason” means the resignation by Executive of employment with Technologies as a direct result of either (i) a material diminution of duties and responsibilities of Executive as an employee of Technologies, (ii) the relocation of Executive outside of the Flanders, New Jersey area (for the avoidance of doubt, this area is considered a fifty (50) mile radius around the headquarters office in Flanders, NJ), (iii) any requirement by the Company that Executive make a material misstatement or omission in any financial report or governmental filing, or (iv) a material breach of this Agreement by the Company or its Subsidiaries in the absence of a material breach of this Agreement by Executive, provided that, in the case of Executive’s termination of employment for Good Reason pursuant to Section 4(c) of this Agreement, such diminution or breach, as the case may be, has continued fifteen (15) days after delivery of written notice by Executive to the Board stating Executive’s intent to resign as a consequence of such diminution or breach and Executive’s resignation actually occurs within sixty (60) days following the first occurrence of such diminution or breach.

“Independent Third Party” means any Person or group of Persons who, immediately prior to the contemplated transaction, does not own in excess of 5% of the common equity of the Company or its Subsidiaries on a fully-diluted basis, who is not controlling, controlled by or under common control with any such 5% owner of capital stock and who is not the spouse or descendent (by birth or adoption) of any such 5% owner of capital stock.

“Permanent Disability” means that Executive, is unable to perform, by reason of physical or mental incapacity, his duties or obligations under this Agreement, for a period of one hundred eighty (180) days.

“Sale of the Company” means the sale of Technologies to an Independent Third Party or affiliated group of Independent Third Parties pursuant to which such party or parties acquire (i) capital stock of Technologies possessing the voting power to elect a majority of Technologies Board (whether by merger, consolidation or sale or transfer of the Company’s capital stock) or (ii) all or substantially all of the Company’s assets determined on a consolidated basis.

“Change of Control” shall be deemed to occur upon the earliest to occur after the Effective Date of this Agreement of any of the following events:

(i)
Acquisition of Stock by Third Party. Any Person (as defined below) is or becomes the Beneficial Owner (as defined below), directly or indirectly, of securities of the Company representing twenty-five percent (25%) or more of the combined voting power of the Company’s then outstanding securities;

(ii)
Change in Board of Directors. During any period of two (2) consecutive years (not including any period prior to the Effective Date of this Agreement), individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clauses (i), (iii) or (iv) of this definition of Change of Control whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the members of the Board;

(iii)
Corporate Transactions. The effective date of a merger or consolidation of the Company with any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger of consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 51% of the combined voting power of the voting securities of the surviving entity outstanding immediately after such merger or consolidation and with the power to elect at least a majority of the board of directors or other governing body of such surviving entity;

(iv)
Liquidation. The approval by the shareholders of the Company of a complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets; and

(v)
Other Events. There occurs any other event of a nature that would be required to be reported in response to Item 6(e) of Schedule l4A of Regulation 14A (or a response to any similar item on any similar schedule or form) promulgated under the Exchange Act (as defined below), whether or not the Company is then subject to such reporting requirement.

Provided, however, that any transaction or other event described in clauses (i) through (v) above shall not be deemed to constitute a “Change of Control” under this Agreement unless such transaction or event constitutes a “change in control” under Section 409A of the Internal Revenue Code (“Code”) and the regulations and interpretative guidance thereunder.

Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(A)	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(B)
“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof. Person shall have the meaning as set forth in Sections 13(d) and 14(d) of the Exchange Act; provided, however, that Person shall exclude (i) the Company, (ii) any trustee or other fiduciary holding securities under an employee benefit plan of the Company, and (iii) any corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company.

(C)
“Beneficial Owner” shall have the meaning given to such term in Rule 13d-3 under the Exchange Act; provided, however, that Beneficial Owner shall exclude any Person otherwise becoming a Beneficial Owner by reason of the stockholders of the Company approving a merger of the Company with another entity.

2.	Employment. Technologies agrees to employ Executive, and Executive hereby accepts employment with Technologies, upon the terms and conditions set forth in this Agreement.

(a)	Position and Duties:

(i)	Executive shall serve as CFO of Technologies and shall have such duties as may be consistent with such position and as are determined by the Board from time to time.

(ii)
Executive shall devote his best efforts and his full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity which does not constitute Permanent Disability) to the business and affairs of Technologies; provided, that subject to approval by the Board, Executive may serve as a director of other companies that are not competitive with the business of Technologies. Executive shall perform his duties and responsibilities to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner.

(b)
Term: The “Term” of this Agreement shall be for 1 year from the date hereof, unless earlier terminated by either party as provided in Section 4(a) below, subject to automatic renewals for successive 1 year Term unless either party has delivered written notice not less than ninety (90) days prior to the expiration of the initial Term or any renewal thereof.

3.	Non-competition, non-solicitation:

(a)
Executive acknowledges that during the course of his employment with Technologies he will become familiar with the trade secrets and with other Confidential Information of the Company and its Subsidiaries and his services will be of a special, unique and extraordinary value to the Company and its Subsidiaries. Therefore, Executive agrees that, during the time he is employed by Technologies and for 1 year thereafter (the “Non-Compete Period”), Executive shall not directly or indirectly own, operate, manage, control, participate in, consult with, advise, provide services for, or in any manner engage in (including by himself or in association with any person, firm, corporate or other business organization or through an entity), any business engaged in the businesses in which the Company and its Subsidiaries is engaged or then proposes to engage within any geographical area in which the Company or its Subsidiaries engages in business. Nothing herein shall prohibit Executive from being a passive owner or not more that 5% of the outstanding stock of any class of a corporation which is publicly traded, or any other passive minority investment in any investment fund, limited partnership or similar entity, whether or not publicly traded, and so long as Executive has no active participation in the business of such entity.

(b)
During the time Executive is employed by Technologies and for 1 year thereafter (the “Non-Solicitation Period”), Executive shall not, directly or indirectly through another entity, (i) induce or attempt to induce any employee of Technologies to leave the employ of Technologies, or in any way interfere with the relationship between Technologies and any employee thereof, including without limitation, inducing or attempting to induce any employee, group of employees or any other person or persons to interfere with the business or operations of Technologies, (ii) hire any person who was an employee of Technologies at any time during Executive’s employment period, or (iii) induce or attempt to induce, whether directly or indirectly, any customer, supplier, distributor, franchisee, licensee or other business relation of Technologies to cease doing business with Technologies, or in any way interfere with the relationship between any such customer, supplier, distributor, franchisee, licensee or business relation and Technologies.

(c)
Executive agrees that: (i) the covenants set forth in this Section are reasonable in geographical and temporal scope and in all other respects, (ii) the Company would not have entered into this Agreement but for the covenants of Executive contained herein, and (iii) the covenants contained herein have been made in order to induce the Company to enter into this Agreement.

(d)
If, at the time of enforcement of this Section, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under the circumstances then existing, the parties agree that the courts shallbe allowed to revise the maximum duration, scope or area contained herein to cover the maximum period, scope and area permitted by law.

(e)
Executive recognizes and affirms that in the event of his breach of the provisions of this Section 3 of this Agreement, money damages would be inadequate and the Company and its Subsidiaries would have no adequate remedy at law. Accordingly, Executive agrees that in the event of a breach or threatened breach by Executive of any of the provisions of this Section 3 of this Agreement, the Company and its Subsidiaries, in addition and supplementary to other rights and remedies existing in its favor may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security).

4.	Termination and Severance:

(a)
Termination. Executive and Technologies shall each have the right to terminate the Term and Executive’s employment with Technologies (a “Termination”, and the date of such termination the “Termination Date”) at any time and for any reason or for no reason at all, by delivering written notice to the other party, and upon any such Termination, Technologies shall have no further obligations to Executive hereunder, except as set forth in Sections 4(b), (c) and (d) and Sections 5(b) and (c) below.

(b)
Base Salary through Termination: COBRA. Executive shall be entitled to receive his Base Salary earned through his Termination Date, prorated on a daily basis together with all accrued but unpaid vacation time earned through his Termination Date, all of which shall be paid in a lump sum as of the Termination Date. In addition, Executive shall be entitled to COBRA benefits after the Termination Date. Except as set forth in Sections 4(c) and (d) and Sections 5(b) and (c) below, Executive shall not be entitled to receive his Base Salary or any bonuses or other benefits from Technologies for any period after the Termination Date.

(c)
Severance Obligation. In the event Executive’s employment is terminated by Technologies without Cause or Executive resigns from employment with Technologies with Good Reason, following such Termination and upon execution by Executive of a general release in favor of the Company and its Subsidiaries (i) satisfying all applicable requirements of the Older Workers Benefit Protection Act, including expiration of the applicable revocation period, and (ii) releasing any and all claims against the Company and its Subsidiaries, Technologies shall pay Executive (or his estate): (i) an amount equal to his Base Salary (as in effect on the Termination Date), plus (ii) an amount equal to the annual bonus paid or payable to Executive for the most recent completed annual bonus period prior to the Termination Date (with the aggregate amount under clauses (i) and (ii) the “Severance Amount”), with the Severance Amount to be paid to Executive in equal installments over a period of one (1) year immediately following the Termination Date, payable in accordance with Technologies’ normal payroll procedures and cycles commencing with the first payroll cycle after the Termination Date and shall be subject to withholding of applicable taxes and governmental charges in accordance with federal and state law and all unvested options, restricted stock units or other awards granted in accordance with the Stock Plan (as hereinafter defined) as of the date of this Agreement as well as those granted after the date of this Agreement (“Awards”) shall fully vest, provided that such Awards have not already accelerated under the Stock Plan. None of the above Awards constituting options was granted at less than fair market value. The Awards constituting options shall be exercisable within the shorter of:

(x)	three (3) years from the Termination Date; or

(y)	the remaining term of the exercise life of the respective option as of the Termination Date.

Notwithstanding the foregoing, in the event that Executive shall breach any of his material obligations under this Agreement which, if such breach is capable of cure, is not cured or remedied within fifteen (15) business days from the date on which written notice of such breach was given to Executive, Technologies shall be relieved from and shall have no further obligation to pay Executive any amounts to which Executive would otherwise be entitled pursuant to this Section 4.

(d)	Death or Permanent Disability. If Executive’s employment with Company is terminated as a result of Executive’s death or Permanent Disability, Executive shall be entitled to the following benefits:

(i)
Final Paycheck. Payment, in a lump sum as of the Termination Date, of any and all base salary due and owing through the Termination Date, plus an amount equal to all earned but unused vacation time earned through the Termination Date and reimbursement for all reasonable expenses, less any deductions required by applicable law; and

(ii)	Bonus. Payment, in a lump sum as of the Termination Date, of an amount equal to Executive’s annual bonus paid or payable for the most recent completed annual bonus period

(iii)
Accelerated Vesting. All Awards shall fully vest, provided that such Awards have not already accelerated under the Stock Plan. None of the above Awards constituting options was granted at less than fair market value. The Awards constituting options shall be exercisable within the shorter of:

1.	three (3) years from the Termination Date; or

2.	the remaining term of the exercise life of the respective option as of the Termination Date.

5.	Sale or Change of Control:

(a)
In the event of Sale of the Company or Change of Control of Technologies which results in the Executive being offered and accepting a Management Agreement with the new owners or the new company (“NewCo”) that is substantially comparable to this Agreement, then the obligations of Technologies under this Agreement shall terminate effective on the execution of the comparable Management Agreement between the Executive and the new owners or NewCo. The new Management Agreement will specifically include comparable compensation, management duties and responsibilities, geographical location and severance and equity award rights and terms, as set forth in this Agreement, among other things.

(b)
Termination By Company Without Cause Following a Change of Control. If Executive’s employment with Company is terminated by Company for any reason other than for “Cause” as defined in Section 1 herein, within one (1) year following the occurrence of a “Change of Control” as defined in Section 1 herein, Executive shall be entitled to the following benefits:

(i)
Final Paycheck. Payment, in a lump sum as of the Termination Date, of any and all base salary due and owing through the Termination Date, plus an amount equal to all earned but unused vacation time earned through the Termination Date and reimbursement for all reasonable expenses, less any deductions required by applicable law;

(ii)	Continued Payment of Salary. Payment of Executive’s then-current base salary for a period of twelve (12) months commencing with the first payroll cycle after the Termination Date;

(iii)
Bonus. Payment of an amount equal to the annual bonus paid or payable to Executive for the most recent completed annual bonus period prior to the Termination Date, payable in equal installments over a period of twelve (12) months commencing with the first payroll cycle after the Termination Date;

(iv)	Accelerated Vesting. Provided that Executive’s Awards have not accelerated under the Stock Plan, then all such Awards shall fully vest;

(v)	Option Exercise. Executive shall be entitled to exercise the Options granted herein within the shorter of:

1.	three (3) years from the Termination Date; or

2.	the remaining term of the exercise life of the Options as of the Termination Date.

(vi)
Medical and Dental Benefits. Executive shall be entitled to elect to maintain Executive’s and his/her dependent’s health care benefit coverage to the same extent provided for by and with the same Company/Executive payment contribution percentages under Company’s group plans at the time of termination. Such coverage shall extend for a term of one (1) year from the Termination Date unless Executive becomes covered as an insured under another employer’s or spousal health care plan. At such time Executive shall notify Company and Company shall cease its obligation to provide for continued health care benefits coverage. For tax purposes, this Company contribution may be considered income to the Executive.

(c)
Termination By Executive for Good Reason Following a Change of Control. Alternatively, should Executive terminate employment with Company for “Good Reason” as defined in Section 1 herein, having given the Company ninety (90) days advanced written notice of the existence of the “Good Reason” condition, and where Company has had thirty (30) days to remedy the “Good Reason” condition and has failed to do so, provided however, this has occurred within one (1) year of a “Change of Control” as defined in Section 1 herein, Executive shall be entitled to the following benefits:

(i)
Final Paycheck. Payment, in a lump sum as of the Termination Date, of any and all base salary due and owing through the Termination Date, plus an amount equal to all earned but unused vacation time earned through the Termination Date and reimbursement for all reasonable expenses, less any deductions required by applicable law;

(ii)	Continued Payment of Salary. Payment of Executive’s then-current base salary for a period of twelve (12) months commencing with the first payroll cycle after the Termination Date;

(iii)
Bonus. Payment of an amount equal to the annual bonus paid or payable to Executive for the most recent completed annual bonus period prior to the Termination date, payable in equal installments over a period of twelve (12) months commencing with the first payroll cycle after the Termination Date;

(iv)	Accelerated Vesting. Provided that Executive’s Awards have not accelerated under the Stock Plan, then all such Awards shall fully vest.

(v)	Option Exercise. Executive shall be entitled to exercise the Options granted herein within the shorter of:

1.	three (3) years from the Termination Date; or

2.	the remaining term of the exercise life of the Options as of the Termination Date.

(vi)
Medical and Dental Benefits. Executive shall be entitled to elect to maintain Executive’s and his/her dependent’s health care benefit coverage to the same extent provided for by and with the same Company/Executive payment contribution percentages under Company’s group plans at the time of termination. Such coverage shall extend for a term of one (1) year from the Termination Date unless Executive becomes covered as an insured under another employer’s or spousal health care plan. At such time Executive shall notify Company and Company shall cease its obligation to provide for continued health care benefits coverage. For tax purposes, this Company contribution may be considered income to the Executive.

The severance benefits provided in Section 5 are the exclusive remedies and shall not be provided in addition to those benefits provided in Section 4 of this Agreement.

6.
Notices. All notices or communications provided for herein shall be deemed to be validly given as of the date of delivery, if delivered personally, and three days after mailing, if sent by registered or certified mail, return receipt requested, addressed to Technologies at its headquarters or executive offices or to Executive at his current home address as set forth from time to time in the records of the Company.

7.	Miscellaneous:

(a)
Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(b)
Complete Agreement. This Agreement embodies the complete agreement and understanding among the parties and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

(c)	Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(d)
Governing Law. The corporate law of the State of Delaware shall govern all issues and questions concerning the relative rights of the Company and its stockholders. All other issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of New Jersey, without giving effect to any choice of law or conflicts of law rules or provisions (whether of the State of New Jersey or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New Jersey.

(e)
Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Company and its subsidiaries and Executive and their respective successors and assigns; provided that the rights and obligations of Executive under this Agreement shall not be assignable without the prior written approval of the Board.

(f)
Remedies. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including reasonable attorneys’ fees in the case where the Company has breached any obligation to provide any compensation or severance benefits or amounts to which Executive is entitled under this Agreement) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of Section 3 of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of Section 3 of this Agreement.

(g)	Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and Executive.

(h)
Timing of Payments. The payments provided for in Sections 4.(b), 4.(d)(i), 5.(b)(i), or 5.(c)(i) herein, as applicable, shall be payable immediately upon Executive’s termination or cessation of employment. Payments provided for in Section 4(c), 4.(d)(ii)-(v), 5.(b)(ii)-(v) or 5.(c)(ii)-(v) herein, as applicable, will not begin until after Company’s receipt of a signed, unrevoked release of claims (“General Release”). This General Release must be returned to Company within eighty (80) days, so that payments shall begin no later than ninety (90) days after the Termination Date, provided that if such 90-day period begins in one calendar year and ends in the subsequent calendar year then notwithstanding any other provision of this Agreement payment of such amounts referenced above in this Section shall begin in the subsequent calendar year. All such payments will be subject to applicable payroll or other taxes required to be withheld by Company. Medical and other health benefit coverage provided for in Section 5.(b)(vi) or 5.(c)(vi) shall begin on the first day of the next full month following the Termination Date with no lapse in coverage.

(i)
Subsequent Employment. The compensation and benefits payable hereunder, with the exception of those medical and health benefits provided for under Section 5.(b)(v) or 5.(c)(v), shall not be reduced or offset by any amounts that Executive earns or could earn from any subsequent employment.

(j)
Section 280G Matters. If the benefits described in Section 4 or 5 herein, as applicable, would otherwise constitute a parachute payment under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and but for this Section would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), Executive shall either:

(i)	pay the Excise Tax, or

(ii)
have the benefits reduced to such lesser extent as would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.

Unless Company and Executive otherwise agree in writing, any determination required under this Section shall be made in writing by Company’s independent public accountants or other nationally-recognized accounting firm or executive compensation/consulting firm in each case as shall be reasonably selected by Executive (“Accounting/Benefits Firm”), whose determination shall be conclusive and binding upon Executive and Company for all purposes. For purposes of making the calculations required by this Section, the Accounting/Benefits Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. Company and Executive shall furnish to the Accounting/Benefits Firm such information and documents as the Accounting/Benefits Firm may reasonably request in order to make a determination under this Section. Company shall bear all fees and costs of the Accounting/Benefits Firm in connection with the calculations and determinations contemplated by this Section.

(k)	Specified Employee.

(i)
“Specified Employee” is an Executive who, as of the Termination Date, is a key employee of the Company within the meaning of Section 416(i)(1)(A)(i), (ii), or (iii) of the Code (applied in accordance with the regulations thereunder and disregarding Section 416(i)(5)) at any time during the twelve (12) month period ending on a Specified Employee Identification Date. If an Executive is a key employee as of a Specified Employee Identification Date, the Executive is treated as a key employee for purposes of the Agreement for the entire twelve (12) month period beginning on the Specified Employee Effective Date.

(ii)	“Specified Employee Effective Date” is the date as set forth in Treasury Regulation Section 1.409A-1(i)(4).

(iii)	“Specified Employee Identification Date” shall mean December 31st of each year.

Anything in this Agreement to the contrary notwithstanding, if at the time of the Termination Date, the Executive is considered a “Specified Employee”, and if any payment that the Executive becomes entitled to under this Agreement is considered deferred compensation subject to interest and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, then no such payment shall be payable prior to the date that is the earlier of (1) six (6) months after the Executive’s separation from service, or (2) the Executive’s death, if and to the extent the delay in such payment is necessary to comply with the requirements of Section 409A of the Code and the regulations and interpretive guidance thereunder taking into account the extent to which such payments are exempt from Section 409A of the Code by virtue of the short-term deferral rule under Treas. Reg. Section 1.409A-1(b)(4) and/or the separation pay exception under Treas. Reg. Section 1.409A-1(b)(9)(iii). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(l)
Code Section 409A. In order to avoid any ambiguity and to further clarify the understanding of the parties as to this Agreement, the parties intend that this Agreement comply with Section 409A of the Code and all regulations or other interpretative guidance issued thereunder, and that the payments of any benefits or amounts thereunder and the interpretation of this Agreement will be operated and administered accordingly. For purposes of clarification and for avoidance of ambiguity, (i) references to termination of employment, retirement and similar terms used in this Agreement are intended to refer to “separation from service” within the meaning of Section 409A of the Code to the extent necessary to comply with Section 409A of the Code (applying the default rules contained therein); (ii) the Company acknowledges that, for purposes of Section 409A of the Code, each and every payment under this Agreement shall, to the extent permitted by Section 409A of the Code, be deemed a separate payment and not a series of payments; (iii) to the extent that the reimbursement of any cost or expense or the provision of any in-kind benefits to or for the benefit of Executive is subject to Section 409A of the Code, the amount of such cost or expense eligible for reimbursement, or in-kind benefits to be provided, during any one calendar year shall not affect the amount of such cost or expense eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, reimbursement of any such cost or expense shall be made by no later than December 31 of the year following the calendar year in which such cost or expense is incurred, and Executive’s right to receive such reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

8.
Stock Option Grant. Pursuant to the Rudolph Technologies 1999 Stock Plan (as such equity plan may be and has been amended and also including all successor or additional equity compensation plans of the Company, collectively “Stock Plan”) and subject to the terms and conditions set forth in this Agreement, the Company granted to Executive the right and option (the “Option”) to purchase from the Company fifty-six thousand (56,000) shares of Company common stock. The date of grant of this Option was the date on which the grant of such Option was approved by the Company’s Board of Directors (“Grant Date”). The Options shall have a term of ten (10) years and shall vest as follows: twenty percent (20%) of the Options subject to the grant (rounded down to the next whole number of Options) on each of the first five (5) anniversaries of the Grant Date. The Options shall constitute non-qualified stock options.

9.
Resolution of Disputes. Any controversy or claim or defense arising out of or relating to this Agreement or any breach or asserted breach hereof (other than seeking equitable relief such as specific performance and/or injunctive relief), shall be resolved by binding arbitration before a single arbitrator (who shall be a former New Jersey state or federal judge), to be held in Newark, New Jersey in accordance with the rules and procedures of the Rules for the Resolution of Employment Disputes of the American Arbitration Association. Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The cost of the arbitrator shall be paid by the Company.

10.
Jurisdiction. Subject to Section 11 above, the Company and Executive each hereby consent to the exclusive jurisdiction of any or all of the following courts for purposes of resolving any dispute under this Agreement: (i) the United States District Court for New Jersey or (ii) any of the courts of the State of New Jersey. Each of the parties irrevocably consents to the service of any summons and complaint and all other process or notice in any such proceeding by certified mail, return receipt requested or by hand delivery or by such other method of service of process or notice as permitted under such court procedures or court rules. The Company and Executive hereby waive, to the fullest extent permitted by applicable law, any objection which it or he may now or hereafter have to such jurisdiction and any defense of inconvenient forum.

11.
Survival. Any provision of or obligation under this Agreement which contemplates performance or observance subsequent to termination or expiration of this Agreement, shall survive any such termination or expiration of this Agreement and shall continue in effect.

IN WITNESS WHEREOF, the parties hereto have executed this MANAGEMENT AGREEMENT as of the date first written above.

EXECUTIVE

By: ____/s/ Steven R. Roth
Name: _Steven R. Roth_________________

Title: _CFO__________________________

RUDOLPH TECHNOLOGIES, INC.

By: _ ________/s/ Paul F. McLaughlin___

Name: _Paul F. McLaughlin___________

Title: _Chairman & CEO______________